EXHIBIT 15

AMS Health Sciences, Inc.
711 NE 39th Street
Oklahoma City, Oklahoma  73105

We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of AMS Health Sciences, Inc. and Subsidiaries as of June 30, 2007 and for the periods ended June 30, 2007 and 2006, as indicated in our report dated August 13, 2007; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 is incorporated by reference in Registration Statement No. 333-109093 (2003 Stock Option Plan) on Form S-8, in Registration Statement No. 333-304381 (Employee Stock Option Plan) on Form S-8, in Registration Statement No. 333-91491 (1995 Stock Option Plan) on Form S-8 and Registration Statement No. 333-31750 on Form S-3.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/ COLE & REED P.C.

Oklahoma City, Oklahoma
August 13, 2007